UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 15, 2013, Corvex Management LP and Related Fund Management, LLC issued the following press release.

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CORVEX AND RELATED RESPOND TO

COMMONWEALTH REIT’s LATEST EFFORT TO DISENFRANCHISE ALL SHAREHOLDERS

Committed to Immediately Move Forward with Consent Solicitation to Remove Entire Board and Stop Further Value Destruction by Management

NEW YORK, April 15, 2013 — Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) today issued the following statement in response to the misleading and inaccurate press release issued by CommonWealth REIT (NYSE: CWH) this morning:

“It is disgraceful that CWH would unilaterally attempt to take away a right shareholders have had since 1986 solely in an effort to further entrench its underperforming leadership team. This latest effort is in our and our lawyers’ view completely invalid under Maryland law, and is further evidence of the ongoing efforts by the Portnoy family to disenfranchise shareholders. We look forward to moving ahead with the consent solicitation which will serve as a referendum on the current trustees and management team, and in light of this morning’s announcement we will proceed with a record date of April 22, 2013.

We firmly believe that removal of the entire board by written consent is the only means available to shareholders to immediately put a stop to any further value destruction by CWH’s management and trustees.”

Corvex and Related filed a definitive consent solicitation statement with the U.S. Securities and Exchange Commission on April 10, 2013 for shareholders to act by written consent to effect the removal of the entire board of trustees of CWH. CWH’s charter expressly permits holders of two-thirds of the outstanding shares to remove trustees without cause by written consent.

About Corvex Management, LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex Management LP and Related Fund Management, LLC have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.